                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                ______________


                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                           (Amendment No.   1   )/1/
                                         -------





                           DA Consulting Group, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)



                                 Common Stock
                                 ------------
                        (Title of Class of Securities)



                                   233027101
                                   ---------
                                (CUSIP Number)




                                April 27, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)
          [_]  Rule 13d-1(c)
          [X]  Rule 13d-1(d)

___________________

 /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
  CUSIP NO. 233027101                   13G                    Page 2 of 5
            ---------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Virginia L. Pierpont
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]
      N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United Kingdom
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          249,868
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             370,000*
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          249,868
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          370,000*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      619,868*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      7.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------
* See Note 1 in Item 4.

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Item 1(a).  Name of Issuer:

            DA Consulting Group, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            One Exeter Plaza, Fourth Floor
            Boston, Massachusetts  02116

Item 2(a).  Name(s) of Person(s) filing:

            Virginia L. Pierpont

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            Warwick Hall
            Warwick on Eden
            Carlisle, Cumbria, CA4 8PG
            United Kingdom

Item 2(c).  Citizenship:

            United Kingdom

Item 2(d).  Title of Class of Securities:

            Common Stock, Par Value $0.01 per share

Item 2(e).  CUSIP Number:

            233027101

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

            Not Applicable

Item 4.     Ownership:

            Note 1: Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, Ms. Pierpont disclaims beneficial ownership of 370,000 shares owned by her husband, Nicholas Marriner.

            (a)   Amount beneficially owned:                          619,868

            (b)   Percent of class:                                       7.4%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:     249,868

                  (ii)  Shared power to vote or to direct the vote:   370,000

                 (iii) Sole power to dispose or to direct the disposition of:
                       249,868

                 (iv)  Shared power to dispose or to direct the disposition of:
                       370,000

Item 5.   Ownership of Five Percent or Less of a Class:

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group:

          Not Applicable.

Item 9.   Notice of Dissolution of Group:

          Not Applicable.

Item 10.  Certification:

          Not Applicable.

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  June 12, 2001
                                ------------------------------------
                                (Date)


                                  /s/  V.L. Pierpont
                                ------------------------------------
                                (Signature)


      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall included a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

      Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (See 18 U.S.C. 1001)